Exhibit 10.2

June 19, 2026

Mr. Russell J. Weiner

Re:	Letter Agreement

Dear Mr. Weiner,

Reference is made to the amended and restated employment agreement by and among you and Domino’s Pizza, Inc., a Delaware corporation (the “Company”), and Domino’s Pizza LLC, a Michigan limited liability company, effective as of May 1, 2022 (the “Employment Agreement”). Capitalized terms not defined in this letter agreement have the meanings given to them in the Employment Agreement. Subject to earlier termination as provided therein, your employment with the Company under the Employment Agreement will continue until 11:59 p.m. ET on September 30, 2026. By entering into this letter agreement with the Company (the “Letter Agreement”), and provided your employment with the Company has not earlier terminated, you agree that your employment with the Company will continue without interruption under the terms and conditions of this Letter Agreement, effective as of 12:00 a.m. ET on October 1, 2026 (the “Effective Date”), as follows:

1.

Position. Subject to the provisions of Section 3(b), you will be employed by the Company as its Executive Chairman Designate for the period commencing on the Effective Date and continuing until immediately after the conclusion of the Company’s 2027 annual meeting of stockholders (the period of your employment hereunder, the “Term”). In this position, you will not be an executive officer of the Company.

Subject to your re-election to the Board at the Company’s 2027 annual meeting of stockholders, you will be appointed by the Board to serve as Executive Chairman commencing immediately following the 2027 annual meeting, and in such role, you will serve as an employee of the Company. The compensation, benefits, and other terms applicable to your service as Executive Chairman following the 2027 annual meeting will be established by the Compensation and Human Capital Committee of the Board and/or the Board and will be determined at or prior to such time.

2.	Compensation and Benefits.

a.

Base Salary. During the Term, the Company will pay you a base salary at the rate of One Hundred and Forty Thousand Dollars ($140,000) per year, payable in accordance with the payroll practices of the Company for its executives (the “Base Salary”). In addition, as a non-executive member of the Board, you will be eligible for a prorated portion of the One Hundred Thousand Dollars ($100,000) annual cash retainer payable to directors for service on the Board.

b.

Subject to your re-election to the Board at the Company’s 2027 annual meeting of stockholders, you will be appointed by the Board to serve as Executive Chairman commencing immediately following the 2027 annual meeting, and in such role, you will serve as an employee of the Company. The compensation, benefits, and other terms applicable to your service as Executive Chairman following the 2027 annual meeting will be established by the Compensation and Human Capital Committee of the Board and/or the Board and will be determined at or prior to such time. Bonus Compensation. For fiscal year 2026, you will continue to be eligible to participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan”) and shall remain eligible for an annual bonus award thereunder with a target Bonus opportunity of two hundred percent (200%) of your base salary as most recently in effect under the Employment Agreement prior to the Effective Date. For fiscal year 2027, you will be eligible to participate in the Company’s Team Achievement Dividend (“TAD”) Program, subject to the terms and requirements of the Program, with a target opportunity equal to one hundred percent (100%) of your Base Salary.

c.	Benefits.

i.

During the Term, you will continue to be eligible for (i) vacation benefits as described in Section 4.4 of the Employment Agreement, (ii) participation in Company employee benefit plans as described in Section 4.5 of the Employment Agreement, and (iii) business expense reimbursement as described in Section 4.6 of the Employment Agreement.

ii.

Following termination of your employment for any reason, the Company shall furnish you during your lifetime, and to your spouse during her lifetime, medical coverage at least equivalent to that being provided by the Company at the time of your termination (the “Health Benefit”). The Company shall provide such postemployment Health Benefit at the level required herein through the purchase of an individual health insurance policy on you and your spouse. When you and your spouse, as applicable, become eligible for Medicare, the coverage or reimbursement provided by the Company shall be limited to the cost of supplemental Medicare insurance to provide the Health Benefit. For purposes of this Section 2(c)(ii), “spouse” shall mean your spouse at the time of termination of your employment.

3.	Termination of Services and Severance Benefits.

a.

You acknowledge and agree that the continuation of your employment as described in this Letter Agreement will not constitute a termination of your employment by the Company without Cause or as a result of an event constituting Good Reason under the Employment Agreement and that you are not entitled to any severance or other benefits under Sections 5.4 or 5.5 of the Employment Agreement.

b.

The Company may terminate your employment hereunder at any time, with or without Cause, upon notice to you. In the event of a termination of your employment for any reason during the Term, the Company shall have no obligation or liability to you for severance or other benefits, other than for Base Salary earned but unpaid through the date of termination, the Health Benefit and any existing rights with respect to outstanding equity grants that you hold under the Stock Plan, in accordance with the terms thereof and any applicable award agreements.

4.	Confidential Information and Restricted Activities.

a.

Confidential Information. During the course of your continued employment with the Company, you will learn of Confidential Information, and will develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction will continue to apply after your employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Letter Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires prior notice to the Company of the same) and (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

b.

Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

c.

Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

d.

Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

i.

While you are employed by the Company and during the twenty-four (24) month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which you have been employed by the Company or any of its Affiliates (which includes without limitation any executive capacity), engage in or compete with, or undertake any planning to engage in or compete with, any business conducted or in active planning to be conducted by the Company or any of its Affiliates at any time during your employment with the Company or, with respect to the portion of the Restricted Period that follows termination of your employment, at the time of such termination, in any geographic area where the Company or any of its Affiliates conducts or is actively planning to conduct business at any time during your employment with the Company or, with respect to the portion of the Restricted Period that follows termination of your employment, at the time of such termination. Notwithstanding the foregoing, passive ownership of not more than five percent (5%) of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 4(d)(i).

ii.

During the Restricted Period, you will not, directly or indirectly, (a) solicit or encourage any customer, franchisee, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them or (b) seek to persuade any such customer, franchisee, vendor, supplier or other business partner, or any prospective customer, franchisee, vendor, supplier, or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the

Company or any of its Affiliates at any time within the twenty-four (24)-month period immediately preceding the activity restricted by this Section 4(d)(ii) or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such twenty-four (24)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

iii.

During the Restricted Period, you will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them. For the purposes of this Section 4(d)(iii), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twenty-four (24)-month period immediately preceding the activity restricted by this Section 4(d)(iii).

e.

During the Restricted Period and at all times thereafter, you will not disparage or criticize the Company or its Affiliates, or any of their respective businesses, management, products or services, and you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, nothing herein shall prevent you from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements, or limit or restrict your right to make disclosures of information as otherwise provided in the last sentence in Section 4(a).

f.

In signing this Letter Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Letter Agreement, including the restraints imposed on you under this Section 4. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 4, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. You further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 4. You and the Company further agree that, in the event that any provision of this Section 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Letter Agreement, including without limitation pursuant to this Section 4. No claimed breach of this Letter Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 4.

5.	Withholding. All payments made by the Company under this Letter Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

6.	Miscellaneous. Section 13 and Sections 14.1 through 14.4 of the Employment Agreement shall continue in effect as if included directly in this Letter Agreement.

7.

Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company, its Affiliates or any of their predecessors, with respect to the terms and conditions of your employment, excluding, for the avoidance of doubt, any previously granted equity award agreements under the Stock Plan and Sections 4.4, 4.5, 4.6, 13 and 14.1-14.4 of the Employment Agreement, but only to the extent those sections prescribe terms and conditions that are applicable under this Letter Agreement. Notwithstanding the foregoing, (i) the Employment Agreement will continue in full force and effect until the Effective Date and (ii) nothing contained in this Letter Agreement will limit or supersede any prior effective assignment of intellectual property rights by you to the Company or any of its Affiliates or any confidentiality, non-disparagement, cooperation, non-competition, non-solicitation, no-hire or other restrictive covenants, under the Employment Agreement or otherwise.

8.

Choice of Law and Forum. This is a Michigan contract and shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the state of Michigan in connection with any dispute arising out of, connected with, or relating to this Letter Agreement or your employment or other association with the Company or the termination of the same.

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If you agree with the foregoing, please so indicate by signing the enclosed copy of this Letter Agreement in the space indicated below and returning it to the Company, whereupon this Letter Agreement will take effect as of the date hereof.

THE EXECUTIVE:	THE COMPANY:

/s/ Russell J. Weiner	By:	/s/ David A. Brandon
Name: Russell J. Weiner		Name: David A. Brandon
Title: Executive Chairman of the Board of Directors